Exhibit 10.5

MANAGEMENT AGREEMENT

BETWEEN

CAPITAL LODGING TRS OPERATIONS, INC.

AND

PRISM HOSPITALITY, L.P.

A TEXAS LIMITED PARTNERSHIP

ARTICLE 1 DEFINITIONS	1

1.1 Definitions	1

ARTICLE 2 TERM AND EXTENSIONS	8

2.1 Commencement Date	8

2.2 Term	8

ARTICLE 3 MANAGEMENT FEES AND PAYMENTS TO MANAGER & LESSEE	8

3.1 Base Management Fee	8

3.2 Incentive Management Fee.	8

3.3 Newco Restricted Shares	9

3.4 True Up	9

ARTICLE 4 OPERATIONAL STANDARDS	9

4.1 Operational Standards	9

4.2 Manager and Lessee Control	10

4.3 Contractual Authority	10

4.4 Meetings	11

ARTICLE 5 OPERATION OF THE HOTELS	11

5.1 Licenses	11

5.2 Operating Equipment and Operating Supplies	12

5.3 Personnel	12

5.4 Routine Maintenance and Repairs	13

5.5 Capital Expenditures	13

5.6 Emergency Repairs	14

5.7 Repairs Required by Law	14

ARTICLE 6 FISCAL MATTERS	15

6.1 Accounting Matters	15

6.2 Proposed Annual Plan.	16

6.3 Funding; Bank Accounts	19

6.4 Cash Management	19

6.5 Reimbursement of Out-of-Pocket Expenses	20

ARTICLE 7 DISBURSEMENTS	20

7.1 Disbursement of Funds	20

7.2 Lessee’s Distribution	21

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ARTICLE 8 FRANCHISE	21

8.1 Selection by Lessee	21

8.2 Definition of Marks	21

8.3 Rights Upon Termination of a Franchise	21

ARTICLE 9 TAXES AND INSURANCE	22

9.1 Property Taxes	22

9.2 Insurance Coverage	22

9.3 Insurance Policies	22

ARTICLE 10 INDEMNIFICATION	23

10.1 Liabilities; Indemnification; Third Parties	23

ARTICLE 11 CASUALTY AND CONDEMNATION	24

11.1 Casualty	24

11.2 Condemnation	25

11.3 Business Interruption Insurance	25

ARTICLE 12 DEFAULT AND TERMINATION	26

12.1 Events of Default	26

12.2 Termination	26

12.3 Hotel Reservations/Group Contracts Honored	29

12.4 Post-Termination Matters: Reimbursements to Manager	29

12.5 Post-Termination Matters; WARN Act	30

12.6 Extension of Date of Termination	30

12.7 Automatic Termination	30

ARTICLE 13 ADDITIONAL AGREEMENTS OF MANAGER	30

13.1 Noncompetition	30

13.2 Right of First Offer	31

ARTICLE 14 NOTICES	32

ARTICLE 15 RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS	33

15.1 Relationship	33

15.2 Further Actions	33

ARTICLE 16 APPLICABLE LAW; SEVERABILITY	33

ARTICLE 17 SUCCESSORS AND ASSIGNS	34

17.1 Assignment	34

17.2 Binding Effect	34

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ARTICLE 18 FORCE MAJEURE	34

18.1 Operation of Hotels	34

18.2 Extension of Time	34

ARTICLE 19 GENERAL PROVISIONS	35

19.1 Authorization	35

19.2 Interest	35

19.3 Formalities	35

19.4 Estoppel Certificate	35

19.5 No Representations	35

19.6 Not an Interest in Real Estate	36

19.7 Independent Contractor	36

19.8 Assistance with Proposed Sale, Financing, Refinancing	36

19.9 General Compliance with Laws	36

19.10 Costs of Compliance	37

19.11 Equal Opportunity Employer	37

19.12 Time	37

19.13 Severability	37

19.14 Authority Limited	37

19.15 Exclusiveness of Compensation	37

19.16 Contracts with Affiliates of Manager	37

19.17 Subordination	38

19.18 Limitation of Liability	38

19.19 Limitation on Acquisition of Debt	38

19.20 Eligible Independent Contractor	38

19.21 Modifications	39

Schedule 1 - Hotels

Schedule 2 - Incentive Management Fee

Schedule 3 - Insurance

Schedule 4 - Lessee’s Capitalization Policy

Schedule 5 - Non-Competition

Schedule 6 - Capital Expenditure Management Compensation

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MANAGEMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of                         , 2004 (the “Execution Date”), by and between Prism Hospitality, L.P., a Texas limited partnership or any affiliate thereof (as applicable, “Manager”) and Capital Lodging TRS Operations, Inc., a Delaware corporation (“Lessee”). Any Exhibit or other attachment hereto is hereby incorporated by reference into this Agreement unless otherwise stated herein.

RECITALS:

A. Effective as of the Commencement Date, Lessee shall lease each of the Hotels set forth on Schedule 1 from subsidiaries of Capital Lodging, L.P., a Delaware limited partnership (collectively, “Owner”), other than FF&E constituting a part thereof, which shall be owned by Lessee; and

B. Lessee desires to retain Manager to manage and operate the Hotels, and Manager desires to accept such appointment; and

C. Lessee and Manager desire to evidence their agreement for Manager to manage the Hotels as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Lessee and Manager agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used herein the following terms shall have the respective meanings indicated below:

Affiliate – any corporation or other entity controlled by, controlling or under common control with Lessee or Manager, as applicable. The words “control,” “controlled” and “controlling” mean ownership, directly or indirectly, of ten percent (10%) or more of the legal or beneficial ownership interest of such corporation or other entity or the power to direct or cause the direction of the management and policies of any such entity.

Approved Budget – as defined in Section 6.2(c)(iii).

Average Base Management Fee – the total Base Management Fees payable to Manager under this Agreement for the 12 month period immediately preceding the event requiring a determination of the Average Base Management Fee, divided by 12. If there are not 12 months from the Commencement Date to the end of such period for which the Average Base Management Fee is being calculated, then the Average Base Management Fee is the total Base Management Fees payable for the total of the months in such period divided by the number of such months. Partial months are not included in these calculations.

Bank Account – as defined in Section 6.3(b).

Base Management Fee – as defined in Section 3.1(a).

Buildings – all buildings, structures and improvements now located or hereafter constructed on the Sites and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures or improvements as hotels (including, without limitation, heating, lighting, plumbing, sanitary system, air-conditioning, laundry, refrigeration, kitchen, elevators and similar items) and such (i) restaurants, bars, banquet, meeting and other public areas, (ii) commercial space, including concessions and shops, (iii) garage and parking space, (iv) storage and service areas, (v) recreational facilities and areas, (vi) public grounds and gardens, permanently affixed signage, (vii) other facilities and appurtenances and (viii) the number of keyed guest rooms as presently exist on the Site or are hereafter added thereon during the Term.

Capital Expenditures – as defined in Section 5.5(b).

Capital Expenditures Budget – as defined in Section 6.2(c)(ii).

Commencement Date – as defined in Section 2.1.

Defaulting Party – as defined in Section 12.2(d)(i).

Early Termination Date – as defined in Section 12.2(a)(i).

Early Termination Fee – as defined in Section 12.2(a)(i).

Event of Default – as defined in Section 12.1.

Exercise Period – as defined in Section 13.2.

FF&E – all fixtures, furniture, furnishings and equipment (not including Operating Equipment) required for the operation of the Buildings as hotels in accordance with the standards set forth in this Agreement, including, without limitation, (i) office furnishings and equipment, and (ii) specialized hotel equipment necessary for the operation of any portion of the Buildings as a hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, and recreational facilities

FF&E/Capital Improvement Reserve Fund – a reserve fund for Capital Expenditures established by Owner under the terms of a Permitted Mortgage and held and disbursed by Mortgagee pursuant to procedures established by Mortgagee.

Fiscal Year – the calendar year from January 1 to December 31, unless and until Lessee and Manager otherwise mutually agree in writing, which agreement shall be attached hereto and incorporated herein where applicable.

Fixed Charges – shall mean, with respect to each Hotel, those costs and expenses of such Hotel expressly excluded from Operating Costs, including the following:

(i) Base Management Fee;

(ii) Incentive Management Fee;

(iii) personal property insurance premiums;

(iv) taxes assessed against personal property located at the Hotels; and

(v) rental payments on operating leases (excludes capital leases, leases of the entire hotel realty and FF&E, and ground leases).

Force Majeure – as defined in Section 18.1.

Force Majeure Cessation – as defined in Section 18.1.

Franchise Standards – the operational and other standards expressly set forth in the Franchises and governing the operation and maintenance of each of the Hotels pursuant thereto.

Franchises – those certain agreements set forth on Schedule 1 which allow for the operation of the Hotels pursuant to and in accordance with the terms, conditions and Franchise Standards set forth therein; or any subsequent franchise arrangements pertaining to the Hotels entered into by Owner.

GAAP – generally accepted accounting principles, consistently applied.

Hotel – a collective term for the Site, the Building, the FF&E, the Operating Equipment and the Operating Supplies pertaining to each Hotel listed on Schedule 1.

Incentive Management Fee – as defined in Section 3.2(a).

Index – the Consumer Price Index for All Urban Consumers (1982-84=100) as published by the United States Bureau of Labor Statistics U.S. City Average, as amended. If the compilation and/or publication of such Index shall be discontinued or transferred to any other governmental department or bureau or agency, Manager shall (subject to Lessee’s approval, which shall not be unreasonably withheld) fix an alternate index or method to implement the parties’ intention that the purchasing power of the amounts to be adjusted by reference to the Index (as hereinafter provided in this Agreement) shall be the same as the purchasing power of the stated amounts as of the Execution Date. Likewise, if such Index shall be modified as to components, computing methods or otherwise, then Manager may (subject to Lessee’s approval, which shall not be unreasonably withheld) fix an alternate index or method, as aforesaid, or Manager may utilize an appropriate conversion factor so as to achieve substantially the same result as would have been obtained if the Consumer Price Index in effect and as computed, calculated and constituted on the Execution Date were still then in effect.

Interested Persons – as defined in Section 19.4.

Investment Policy – as defined in Section 6.4.

Lessee’s Costs – with respect to each Hotel, those costs not directly related to the operation of such Hotel, including, but not limited to, the following:

(i) lease payments to Owner pursuant to the lease for such Hotel;

(ii) depreciation of the FF&E and Operating Equipment, and amortization of financing costs and other costs;

(iii) debt service (principal and interest) on any Permitted Mortgage of the Lessee;

(iv) rental payments pursuant to any capital leases of Lessee;

(v) charges for common area maintenance or owner’s association dues;

(vi) other recurring and non-recurring ownership costs, such as Lessee’s entity administration and servicing costs; and

(vii) such other cash expenditures (including Capital Expenditures), which are normally treated as a capital expenditure under GAAP.

Lessee’s Report – as defined in Section 6.1(d).

License Indemnity – as defined in Section 5.1.

Licenses – as defined in Section 5.1.

Losses – as defined in Section 10.1(c).

Manager Change of Control – the occurrence of any of the following events: (i) the adoption or approval by the partners of Manager of a plan or proposal relating to the direct or indirect sale or other disposition of all or substantially all of the assets of Manager; (ii) the adoption or approval by the partners of Manager of a plan or proposal relating to the liquidation, dissolution or winding up of Manager; (iii) the acquisition by any individual(s), entity(ies) or group(s) (other than Steve Van and Chris Russell, to the extent that Chris Russell acquires such ownership interests from Steve Van), including any “person,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), individually or in the aggregate, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, of either (a) 25% or more of the limited partner interests in Manager, or (b) 25% or more of the total voting power of any class or classes of securities of Manager or of the general partner of Manager which individually or together have the power (by right to vote or grant or withhold approval) to direct the actions of Manager or of the general partner of Manager, respectively; (iv) the general partner of Manager ceases to be the sole general partner of Manager or grants or sells to any third party the power to control or direct the actions of Manager as if such third party were a general partner of Manager;

(v) Manager is a party to any entity conversion or any merger or consolidation or similar transaction in which Manager is not the surviving entity in such merger or consolidation or similar transaction; or (vi) either Steve Van or Chris Russell cease to remain employed by Manager in their current capacity, with their current responsibilities, unless, in the case of Chris Russell, a successor to Chris Russell is appointed to fulfill his responsibilities and such successor is acceptable to Lessee in its sole and absolute discretion (in such case, the cessation of employment by such successor shall constitute a Manager Change of Control).

Management Fee – the Base Management Fee and Incentive Management Fee payable to Manager, as set forth in Article 3.

Marks – as defined in Section 8.2.

Mortgagee – the holder of a Permitted Mortgage.

Negotiation Period – as defined in Section 13.2.

Net Operating Income – Total Revenues less the aggregate of Operating Costs and Fixed Charges.

Newco – Capital Lodging Trust. a Maryland real estate investment trust.

Newco IPO – Newco’s underwritten initial public offering of shares of its common stock, registered on Form S-11 and declared effective by the Securities and Exchange Commission.

Newco IPO Closing – the receipt by Newco of the net proceeds of the Newco IPO.

Newco Restricted Shares – as defined in Section 3.3.

Non-Defaulting Party – as defined in Section 12.2(d)(i).

Operating Budget – as defined in Section 6.2(c)(ii).

Operating Costs – with respect to each Hotel, the entire cost and expense of maintaining, operating and supervising the operation of such Hotel, other than the Fixed Charges. Operating Costs shall be the sum of such costs and expenses which are normally charged as a cost of operation under GAAP and the Uniform System of Accounts, including, without limitation, the following:

(i) the cost of Operating Supplies and Operating Equipment;

(ii) wages, salaries, employee benefits, payroll taxes, bonuses, relocation expenses and other costs related to employees at such Hotel;

(iii) advertising and promotional expenses incurred directly by such Hotel;

(iv) administrative and general expenses of such Hotel;

(v) the fees and expenses incurred pursuant to such Hotel’s Franchise;

(vi) the cost of personnel training programs, including travel and related expenses;

(vii) charges for reservation-related distribution systems;

(viii) utility and energy costs;

(ix) operating licenses and permits;

(x) grounds and landscaping maintenance costs;

(xi) all expenditures made for routine maintenance and repairs to keep such Hotel in good condition and repair or as required by such Hotel’s Franchise;

(xii) applicable insurance premiums, such as for workers’ compensation and automobile;

(xiii) the cost of accounting fees, which for such purposes shall be deemed to be $__ per available room per night, payroll services and legal fees, for services directly related to the operation of such Hotel and its facilities;

(xiv) Reimbursed Expenses;

(xv) reasonable increases in reserves for uncollectible accounts receivable as set forth in such Hotel’s Proposed Annual Plan and Approved Budget, but not limited to the amounts set forth in such Proposed Annual Plan and Approved Budget; and

(xvi) credit card and travel agent commissions.

Operating Equipment – all operating equipment required for the operation of a Hotel, including chinaware, glassware, linens, silverware, utensils, uniforms and all other similar items.

Operating Supplies – all consumable items used in the operation of a Hotel, including food and beverages, fuel, soap, cleaning materials, guest room amenities, paper supplies, and all other similar items.

Operational Standards – as defined in Section 4.1.

Period Of Use – as defined in Section 5.1.

Permitted Mortgage – shall mean any mortgage, deed of trust, deed to secure debt or other similar instrument encumbering all or any portion of any Hotel, whether now in existence or hereafter created.

Preliminary Operating Budget – as defined in Section 6.2(a).

Property Taxes – taxes assessed against real or personal property located at a Hotel.

Proposed Annual Plan – as defined in Section 6.2(c)(ii).

Reimbursed Expenses – as defined in Section 6.5(a).

Renewal Notice – as defined in Section 2.2.

Sarbanes-Oxley – as defined in Section 6.1(f).

Site – the land upon which a Hotel is situated.

Tax and Insurance Fund – with respect to each Hotel, a reserve fund to pay property taxes and insurance established by Lessee under the terms of the Permitted Mortgage and held and disbursed by Mortgagee pursuant to procedures established by Mortgagee.

Term – as defined in Section 2.2.

Terminated Hotels – any Hotel as to which Lessee or Manager, as the case may be, has exercised its respective rights under Section 12.2 to terminate this Agreement with respect to such Hotel. Following the exercise of any such right and except as otherwise expressly provided in Section 12.2 or Section 13.1, the term “Hotels” shall no longer include any Terminated Hotel and Schedule 1 shall be so modified to remove reference to such Terminated Hotels. In the event of the termination of this Agreement in whole in accordance with Section 12.2, all Hotels shall be deemed Terminated Hotels.

Three Year Plan – as defined in Section 6.2(b)(i).

Total Revenues – with respect to each Hotel, all revenues and income of any nature derived directly or indirectly from such Hotel or from the use or operation thereof, including revenues from guest room sales, food and beverage sales, telephone, facsimile and/or internet services, in-room video and valet service receipts, rental or other payments from lessees and sublessees (but not the gross receipts of such lessees and sublessees), and the proceeds of business interruption, use, occupancy or similar insurance. If Manager itself operates any facilities within such Hotel (e.g., newsstand, gift shop, business center, or other store) instead of having them operated by a lessee, the gross receipts of such facility or store shall also be included in Total Revenues. Total Revenues shall be determined on an accrual basis and in accordance with GAAP and the Uniform System of Accounts.

The calculation of Total Revenues shall exclude the following: (i) any gratuities or service charges added to a customer’s bill and distributed as compensation to such Hotel’s employees other than Banquet Service Charges as defined by the Uniform System of Accounts; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by Lessee for lost or damaged merchandise; (iv) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges; (v) any proceeds from the sale or other disposition of such Hotel, FF&E, or other capital assets; (vi) any interest paid with respect to the FF&E/Capital Improvement Reserve Fund, the Bank Account or any other deposit or investment of Hotel funds; (vii) any fire and extended coverage insurance proceeds; (viii) any condemnation awards; and (ix) any proceeds of financing or refinancing of such Hotel.

Trade Name – as defined in Section 8.1(a).

Transaction – as defined in Section 13.2.

Transaction Notice – as defined in Section 13.2.

Uniform System of Accounts – as defined in Section 6.1(a).

WARN Act – as defined in Section 5.3(c).

ARTICLE 2

TERM AND EXTENSIONS

2.1 Commencement Date. The commencement date (“Commencement Date”) of the Term hereunder shall be 12:01 a.m. local time on the date of the Newco IPO Closing.

2.2 Term. This Agreement shall have a term (the “Term”) commencing on the Commencement Date and expiring on December 31, 2009, unless sooner terminated in accordance with the provisions of this Agreement. This Agreement shall be extended for consecutive one-year renewal terms (each such renewal term to commence on the day immediately following the last day of the then-expiring term) by Lessee giving written notice to Manager (“Renewal Notice”) at least 120 days prior to the last day of the then-expiring term, which notice, if any, shall specify which of the Hotels shall be subject to such extension. If Lessee gives a Renewal Notice, (i) the Term with respect to the Hotels specified in the Renewal Notice shall be extended by one year from the last day of the then-expiring Term, and (ii) the Term of this Agreement shall expire on the last day of the one-year renewal term with respect to which such Renewal Notice is given.

ARTICLE 3

MANAGEMENT FEES AND PAYMENTS TO MANAGER & LESSEE

3.1 Base Management Fee.

(a) In consideration of the management of the Hotels by Manager, Lessee agrees to pay to Manager the Base Management Fee with respect to each of the Hotels. The “Base Management Fee” shall mean and refer to a fee equal to three percent (3.0%) of Total Revenues with respect to each month (or portion thereof).

(b) The Base Management Fee for the immediately preceding month shall be paid monthly to Manager on the 20th days of each month from the Bank Account.

3.2 Incentive Management Fee.

(a) In addition to the Base Management Fee, Lessee also agrees to pay Manager the “Incentive Management Fee” commencing with Fiscal Year 2004. The Incentive

Management Fee shall mean and refer to a fee calculated as set forth on Schedule 2. As set forth on Schedule 2, the Incentive Management Fee shall be calculated on a consolidated basis; provided that in no event shall the Incentive Management Fee exceed three percent (3.0%) of Total Revenues of all of the Hotels in the aggregate.

(b) The Incentive Management Fee for each Fiscal Year shall be paid as set forth on Schedule 2.

3.3 Newco Restricted Shares. On the Commencement Date, Lessee shall cause Newco to deliver to Manager such number of shares of restricted stock of Newco having an aggregate value of $200,000, (based upon the public offering price per share of Newco stock sold in the Newco IPO) (the “Newco Restricted Shares”). The Newco Restricted Shares to be issued shall be allocated amongst Steve Van, Chris Russell and such other employees of Manager as designated in writing by Manager on or prior to                         , 2004. Except as otherwise provided herein, the terms governing the Newco Restricted Shares shall conform as to form and substance with the form and substance of the terms governing Newco Restricted Shares issued in connection with the Newco IPO. Subject to the terms and conditions set forth in this Agreement, the Newco Restricted Shares shall vest over the five (5) year period commencing on the Commencement Date, vesting as to twenty percent (20%) on the third (3rd) anniversary of the Commencement Date and as to thirty percent (30%) on the fourth (4th) anniversary thereof and vesting as to fifty percent (50%) on the fifth (5th) anniversary thereof, provided that such vesting shall be contingent on this Agreement remaining in full force and effect as of such vesting dates. In the event this Agreement is terminated with respect to all of the Hotels pursuant to Section 12.2, all unvested Newco Restricted Shares shall be forfeited effective on the date of such termination (or in the case of a termination by Manager pursuant to Section 12.2(a)(ii) effective on the date of delivery of such termination notice to Lessee). In the event this Agreement is terminated with respect to some, but less than all of, the Hotels pursuant to Section 12.2, a fraction of all unvested Newco Restricted Shares shall be forfeited effective on the date of such termination, the numerator of which shall be equal to the Total Revenues of such Terminated Hotels for the most recently completed Fiscal Year and the denominator of which shall be equal to the Total Revenues of all Hotels (including such Terminated Hotels) for the most recently completed Fiscal Year.

3.4 True Up. Manager shall include in the annual Lessee’s Report delivered to Lessee pursuant to Section 6.1 a calculation of all Management Fees earned by Manager under this Agreement for the Fiscal Year. To the extent that any sums remain due and payable to Manager at such time, Lessee shall pay Manager such sums within 30 days. To the extent that Manager has received any amounts in excess of the Management Fees that were properly payable to Manager during the Fiscal Year, then Manager shall reimburse Lessee within 30 days.

ARTICLE 4

OPERATIONAL STANDARDS

4.1 Operational Standards. Manager covenants to and shall operate the Hotels in accordance with the terms of this Agreement and the operational standards developed by Manager in connection with its hotel management business, as such operational standards are modified, revised or amended from time to time at all times consistent and in accordance with the Franchise Standards, as applicable (collectively, the “Operational Standards”). Lessee shall cooperate with Manager throughout the Term (as the same may be extended) so that Manager shall be able to operate the Hotels in accordance with the Operational Standards. Manager may make such changes to the Operational Standards during the Term of this Agreement as are reasonable for the operation of the Hotels. Manager will not, without Lessee’s approval or pursuant to an Approved Budget, make any material changes to FF&E or make any Capital Expenditures.

4.2 Manager and Lessee Control.

(a) Subject to the provisions of this Agreement including compliance with each of the Approved Budgets and the above Operational Standards, Manager shall:

(i) manage the day-to-day operation of the Hotels during the Term of this Agreement;

(ii) determine operating policy, standards of operation, quality of service and any other matters affecting customer relations or the efficient management and operation of the Hotels, including, without limitation, the use of space therein;

(iii) determine the terms of guest admittance to the Hotels, use of rooms for commercial purposes, use of Hotel space for retail business and other services, policies relating to entertainment, labor policies, charges for rooms and commercial space, credit policies, food and beverage services, menu prices and other guest charges, receipt, holding and disbursement of funds, maintenance of bank accounts, the procurement of inventories, supplies and services, promotion and publicity.

(b) Manager may provide reasonable and customary complimentary or discounted food, beverages, rooms and the use of other facilities of the Hotels to existing or potential customers, employees and others. All such complimentary or discounted items shall be disclosed to Lessee in writing as part of the monthly Lessee’s Report. If any such complimentary item will decrease Total Revenues by ten percent (10%) or more, then Manager will obtain Lessee’s prior approval for the complimentary item.

(c) Manager shall engage legal counsel and prosecute legal claims relating to the Hotels, provided that if a claim exceeds $20,000 or the estimated cost of such legal services to defend a claim is expected to exceed $10,000 in the reasonable judgment of Manager, then the choice of legal counsel and actions to be taken shall be subject to the prior approval of Lessee.

4.3 Contractual Authority. Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of Lessee except as expressly set forth herein. Any action taken by Manager which is not expressly permitted by this Agreement shall not bind or create any claim against Lessee. Subject to the provisions of this Agreement including compliance with an Approved Budget, Manager is authorized to make, enter into and perform in the name of, for the account of, and on behalf of Lessee, as an Operating Cost, any operating contracts and agreements deemed necessary by Manager to carry out and put into effect the terms and conditions of this Agreement, including the execution by Manager in Lessee’s name of equipment leases and the like relating to the Hotels. Notwithstanding anything to the contrary in the foregoing, Manager shall not, without Lessee’s prior written approval, execute any contract in Lessee’s name which (a) is not provided for in an Approved Budget; (b) extends beyond one (1) year and is not cancelable by Lessee without penalty thereafter upon 60 days notice or less; (c) involves Capital Expenditures; or (d) provides for aggregate payments by Lessee over the life of the contract (taking into account Lessee’s early termination rights, if any) in excess of $25,000 for any individual contract, or when combined with other contracts entered into by Manager relating to a single Hotel, provides for aggregate cumulative payments by Lessee over the life of the contracts (taking into account Lessee’s early termination rights, if any) in excess of $100,000. Manager shall execute in Lessee’s name all leases of retail or rooftop space in the Hotels, all of which shall be subject to the prior written approval of Lessee.

4.4 Meetings. Meetings with respect to the Hotels shall be held once per month unless mutually agreed to otherwise by Lessee and Manager. Such meetings shall be held at such location as mutually agreed upon by the parties. At each such meeting, the parties will review the status of the following: (i) results of operations; and (ii) Capital Expenditures. An agenda of the additional items, if any, to be discussed at each meeting shall be prepared by Lessee and delivered to Manager not less than five (5) days prior to each meeting. Manager may add additional items to the agenda proposed by Lessee by providing prior written notice to Lessee. Upon Lessee’s request, minutes shall be prepared by Manager as to each such meeting and circulated thereafter to Lessee for review and verification. Such minutes shall be in summary form and shall refer only to the agenda items discussed and the decisions and actions agreed to be taken with respect to such agenda items.

ARTICLE 5

OPERATION OF THE HOTELS

5.1 Licenses. Lessee warrants that to its actual knowledge there will be no covenants or restrictions which would prohibit or limit Manager (provided that the necessary licenses and permits (the “Licenses”) therefor have been obtained) from operating the Hotels, including cocktail lounges, restaurants and other facilities in accordance with the Operational Standards. In cooperation with Lessee, Manager or an Affiliate of Manager shall apply for, process and take all necessary steps to procure, as an Operating Cost, all Licenses required for the operation of the Hotels and related facilities, including, but not limited to, liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms and guest rooms at the Hotels. Licenses held in Lessee’s name as of the Commencement Date shall remain in Lessee’s name, and Licenses currently held in the prior manager’s name (including liquor licenses) shall be held in Manager’s name. The parties agree to assist one another in connection with such party’s efforts to obtain any such licenses. Manager undertakes to comply with any conditions set out in any such Licenses and at all times to operate and manage the Hotels in accordance with such conditions and any other legal requirements. Upon the expiration or sooner termination of this Agreement (whether expiration or termination of this Agreement in whole or with respect to one or more Terminated Hotels), Manager agrees (with respect to all Licenses if this Agreement expires or is terminated in whole or otherwise with respect to such Licenses relating to the operations of the Terminated Hotels) to the extent permitted by applicable law, to sell, assign, transfer and convey to Lessee or its designee all of Manager’s right, title and interest in and to all such Licenses (including liquor licenses), without charge (other than any expenses of transfer, which shall be Reimbursed Expenses), or (in the event such assignment is not permitted by applicable law) to use reasonable efforts to provide Lessee or Lessee’s designee with the use and benefits of such Licenses until such time (not to exceed 365 days) as Lessee and/or its designee are able to obtain new Licenses (any such period of time, the “Period of Use”); provided that Lessee shall indemnify, defend and hold harmless (the “License Indemnity”) Manager and its Affiliates, and their respective agents, officers, employees, directors and shareholders, from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial and including, without limitation, any attorneys’ fees and expenses), arising from Lessee’s use of such Licenses pursuant to this Section 5.1. The License Indemnity shall survive the termination of this Agreement. Lessee will reimburse Manager for reasonable out-of-pocket expenses incurred by Manager in connection with maintaining the Licenses for Lessee’s use during any Period of Use.

5.2 Operating Equipment and Operating Supplies. Manager shall procure as an Operating Cost all Operating Supplies and Operating Equipment as Manager deems necessary to the normal and ordinary course of operation of the Hotels and to operate the Hotels in accordance with the Operational Standards.

5.3 Personnel.

(a) All personnel employed at the Hotels at all times shall be the employees of Manager or of an Affiliate of Manager. All employees shall be employed “at will” and Manager shall not enter into any employment contract without the prior written consent of Lessee. Manager shall have discretion to hire, fire, promote, supervise, direct and train all employees at the Hotels, to fix their compensation and benefits, and generally to establish and maintain all policies relating to employment and employment benefits. Notwithstanding the preceding sentence, Lessee shall have the right to review the qualifications of any person proposed as a general manager and shall have the right to approve such person(s) prior to Manager making a commitment to hire such person. Subject to the provisions of this Agreement including compliance with the Approved Budgets, the costs pertaining to all employees at the Hotels arising out of the employer-employee relationship, including, without limitation, salaries, benefits (including vacation, sick and personal days and accruals at the accrual rate established by Manager), bonuses, relocation costs, reasonable employment-related legal costs, costs incurred in connection with governmental laws and regulations and insurance roles, and such other expenses as may be approved by Lessee in its reasonable discretion (e.g., costs of defense of employees charged with a crime in connection with the performance of their duties at a Hotel and costs of defending claims brought by Hotel employees against Lessee, Manager or any Hotel) shall be an Operating Cost.

(b) As deemed necessary by Manager, Manager may propose to Lessee that other employees of Manager or an Affiliate of Manager may be assigned temporarily or on a part-time basis to perform services at a Hotel. Any such assignments shall be subject to the following terms and conditions:

(i) any such assignment shall be subject to Lessee’s prior written approval;

(ii) Manager shall provide Lessee with costs estimates and an explanation of how the assignment is for the benefit of such Hotel;

(iii) a reasonable allocable portion of such temporary or part-time employee’s salary (including employee benefits) while performing services at such Hotel, and actual expenses incurred by such employee in traveling to and from such Hotel, will be reimbursed to Manager by Lessee, as an Operating Expense (the allocable salary shall be reasonable based on the nature of the services provided);

(iv) such employees will be entitled to complimentary lodging, food and beverages, and other amenities, and use of Hotel facilities while performing such services provided that any such complimentary lodging must not reduce Total Revenues.

(c) Upon expiration or other termination of this Agreement (whether expiration or termination of this Agreement in whole or with respect to one or more Terminated Hotels), Lessee will reimburse Manager for reasonable costs and expenses incurred by Manager with respect to all Hotels if this Agreement expires or is terminated in whole or otherwise with respect to the Terminated Hotels, accrued prior to or arising out of either the transfer or termination of Hotel employees, including, without limitation, work-related injury claims which may have been incurred, but have not been received by Manager or, if applicable, Lessee, as of the effective date of transfer, reasonable transfer costs, severance pay, unemployment compensation, costs incurred pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (as amended, the “WARN Act”) and other, related liabilities.

5.4 Routine Maintenance and Repairs. Subject to the availability of sufficient funds therefor, and in accordance with an Approved Budget, Manager shall maintain each Hotel in good repair and condition and in conformity with the Operational Standards and applicable laws and regulations, and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as Manager, from time to time, deems necessary for such purposes and in order for such Hotel to maintain a competitive position. The cost of such routine maintenance, repairs and alterations shall be paid from Total Revenues and shall be treated as an Operating Cost; to the extent that Hotel revenues are insufficient therefor, Manager shall not be obligated to perform such routine maintenance and repairs. Expenditures under this Section 5.4 shall not be paid from the FF&E/Capital Improvement Reserve Fund. The determination of whether an expenditure is for routine repairs and maintenance under this Section 5.4 or, in the alternative, a Capital Expenditure (as defined below) under Section 5.5 shall be made in accordance with this Agreement, GAAP, and the Uniform System of Accounts.

5.5 Capital Expenditures.

(a) With respect to each Hotel, in addition to routine maintenance, repairs and alterations under Section 5.4, and subject to the limitations of such Hotel’s Approved Budget, Manager shall have the obligation to replace FF&E and make such Capital Expenditures as Lessee deems to be beneficial to such Hotel or its operation or which Lessee determines to be necessary in order to maintain such Hotel’s competitive position in the market place or to maintain such Hotel in accordance with the Operational Standards. Expenditures under this

Section 5.5 shall be subject to prior written approval of Lessee or shall be pursuant to the Capital Expenditures Budget approved by Lessee and shall be paid from the FF&E/Capital Improvement Reserve Fund. Manager shall be responsible for complying with the policies and procedures of Mortgagee for release of the funds for Capital Expenditures from the FF&E/Capital Improvement Reserve Fund. In consideration of Manager’s management of Capital Expenditure projects, Manager shall receive compensation as set forth on Schedule 6.

(b) The determination as to whether the expenditure is a Capital Expenditure will be made in accordance with GAAP. As used herein, “Capital Expenditures” shall mean and include repairs, replacements, alterations, renewals and improvements to each of the Hotels which are normally capitalized under GAAP, including, without limitation, those items defined as FF&E repairs, alterations, improvements, renewals or replacements to the Building’s structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, exterior and interior repainting, and resurfacing building walls, floors, roofs and parking areas and expenditures for any computer and communications hardware, software, materials, and related labor expenses as further defined in accordance with Lessee’s capitalization policy attached hereto as Schedule 4.

5.6 Emergency Repairs.

(a) In the event a condition should exist in, on or about any Hotel of an emergency nature, including those defined as Capital Expenditures hereunder, which condition requires immediate action to preserve and protect such Hotel, to assure its continued operation or to protect such Hotel guests or employees, then Manager shall attempt to contact Lessee for approval (written or verbal) to take all steps and to make all expenditures necessary to repair and correct any such condition.

(b) If Manager is unable to contact Lessee for prior approval, and such emergency repairs can be made at a cost that is less than 5% of forecasted Total Revenues for the then calendar month (as set forth in Section 6.2(c) and reported in the Lessee’s Report), Manager, on behalf of Lessee as an Operating Expense or Capital Expenditure, is authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, whether or not provisions have been made in such Hotel’s Approved Budget for any such emergency expenditures.

(c) Manager shall use reasonable efforts to advise Lessee as promptly as possible of any expenditures made or to be made under this Section 5.6(c).

(d) Expenditures under this Section 5.6 shall be paid from the Bank Account.

5.7 Repairs Required by Law.

(a) In the event that, at any time during the Term, repairs to or additions, changes or corrections in any Hotel of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, whether such repairs, etc. are Capital Expenditures or otherwise, then Manager shall promptly notify Lessee.

(b) Manager shall cause all such repairs, additions, changes or corrections that are approved by Lessee.

(c) Expenditures under this Section 5.7 shall be subject to prior written approval of Lessee or shall be pursuant to the Capital Expenditures Budget approved by Lessee and shall be paid from the FF&E/Capital Improvement Reserve Fund (for Capital Expenditures) or from the Bank Account (for Operating Costs).

(d) Manager shall be responsible for complying with the policies and procedures of Mortgagee for release of the funds for Capital Expenditures from the FF&E/Capital Improvement Reserve Fund.

ARTICLE 6

FISCAL MATTERS

6.1 Accounting Matters.

(a) Manager shall maintain an accurate accounting system, in accordance with the Uniform System of Accounts with its management of the Hotels. For all purposes under this Agreement, “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as adopted by the American Hotel and Motel Association and all future amendments thereto. The books and records reflecting operations of each Hotel shall be maintained either at such Hotel, at the principal office of Manager or at a regional accounting office, at Manager’s option, provided that manager shall give notice to Lessee of the location of such books and records.

(b) Lessee, OP, the Mortgagee(s), and the independent accounting firms of Lessee, the Mortgagee(s) and Manager shall each have the right and privilege of examining such books and records at any reasonable time during normal business hours following 5 calendar days advance notice to Manager. Any such review shall be completed without material disruption to the operations of any Hotel.

(c) Upon request of Lessee and at Lessee’s sole cost and expense, a certified audit of the operations of any or all of the Hotels shall be performed by a nationally recognized, independent Certified Public Accounting firm with expertise in the lodging industry as appointed by Lessee. Manager shall cooperate in good faith with Lessee and its representatives to facilitate such audit.

(d) Manager shall prepare and furnish to Lessee, within 10 calendar days after the end of each calendar month, financial statements for the Hotels setting forth the financial position and results of operations of each Hotel for such calendar month and the calendar year-to-date, with comparisons to the then current Operating Budget and the previous year’s results. Manager shall also prepare and furnish to Lessee, within 15 calendar days after the end of each Fiscal Year, financial statements for each Hotel setting forth the financial position and results of operations of each Hotel for such Fiscal Year, with comparisons to the then current Operating Budget and the previous year’s results. The monthly and annual reports are collectively referred to as the “Lessee’s Report”).

(e) Each Lessee’s Report shall also include:

(i) forecasted statement of cash flow (provided on a monthly and quarterly basis).

(ii) a detailed description of Operating Costs, including the Base Management Fee, charges for Additional Services, all Reimbursed Expenses, and all Operating Costs paid to affiliates of Manager (as described in Section 19.16).

(f) Manager shall provide, and cooperate with the preparation of, all documentation required for Lessee’s indirect parent’s compliance with The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) Section 404 including, but not limited to, documentation of internal control systems and processes and the quarterly and annual testing of the same in a manner sufficient for Lessee’s indirect parent to certify to the Securities and Exchange Commission, its external auditor and to shareholders that such controls are operating as designed. Such documentation, testing and reporting pursuant to Sarbanes-Oxley Section 404 shall be a Lessee’s Cost. Manager will conduct an internal audit in accordance with Lessee’s internal audit polity to be conducted at each Hotel at least one time per year. Such audit will be an Operating Cost of the Hotel. Additionally, Manager will cause its employees to provide signed certifications to support Lessee’s indirect parent’s obligation to provide certifications to the Securities and Exchange Commission in connection with its quarterly reports on Form 10-Q and its annual reports on Form 10-K pursuant to Sarbanes-Oxley Sections 302 and 906, or any other certification required in the future.

(g) Manager shall also provide Lessee with additional operating and financial data as Lessee may reasonably request (including, without limitation, any reporting as may be required by the Mortgagee and monthly reforecasts), the cost of providing such data to be an Operating Cost of such Hotel.

6.2 Proposed Annual Plan.

(a) Preliminary Operating Budget. For Fiscal Year 2004, Lessee and Manager agree to use the existing projections as set forth in the REIT Company Model, dated May 13, 2004 (the “Model”), as prepared by Lessee and Manager for each Hotel (the projections for each Hotel, a “Preliminary Operating Budget”).]

(b) Three Year Plan.

(i) Lessee and Manager have prepared and agreed upon a three year business plan (as amended from time to time, the “Three Year Plan”) for each Hotel, initially covering the period from the Commencement Date through December 31, 2007.

(ii) At least 30 days prior to the commencement of each calendar year, commencing with calendar year 2006, Lessee and Manager shall jointly agree and approve an amendment of the Three Year Plan then in effect to extend its term by one year (e.g. prior to December 1, 2006, Lessee and Manager shall extend the Three Year Plan through December 31, 2008, mutually agreeing upon the amounts of the line items for the calendar year 2008 portion thereof). The amounts specified for each line item with respect to the final year of the Three

Year Plan as so extended shall be determined by the parties in a manner consistent with the approval of Approved Budgets as set forth in Section 6.2(c) below.

(c) Operating Budget/Approval.

(i) At least 45 days prior to the commencement of each subsequent calendar year, Manager shall submit to Lessee an annual market and property penetration forecast for the operation of each of the Hotels for the immediately following Fiscal Year containing revenue projections.

(ii) At least 30 days prior to the commencement of each subsequent calendar year, Manager shall submit to Lessee (A) projected budgets of revenues and expenses (the “Operating Budget”), (B) a marketing plan, and (C) plans and estimates of the expenditures necessary, in such detail as Lessee shall reasonably require, for Capital Expenditures (the “Capital Expenditures Budget”). The market and property penetration forecast, Operating Budget, marketing plan, and the Capital Expenditures Budget for each Hotel comprise such Hotel’s “Proposed Annual Plan.”

(iii) Manager shall review each of the Proposed Annual Plans with Lessee, and subject to Lessee’s approval, which shall not be unreasonably withheld, the Proposed Annual Plan for each Hotel shall become the “Approved Budget” for such Hotel and Manager shall implement it during the successive Fiscal Year. Lessee shall approve the Proposed Annual Plans or state its specific objections thereto (or to any specific item or items therein) within 30 days after the Proposed Annual Plan is submitted by Manager to Lessee.

(iv) In the event Lessee objects to any of the Proposed Annual Plans or any specific line item or items of the Proposed Annual Plans prior to commencement of the Fiscal Year in question, pending resolution thereof, the Proposed Annual Plans or the specific line item or items of expense (not revenue) that have not been approved shall be suspended and replaced for the Fiscal Year in question by an amount equal to the amount of such budget item or items for the Fiscal Year in question as set forth in the Three Year Plan then in effect. Lessee and Manager shall use their good faith efforts to resolve Lessee’s objections as soon as possible whereupon such resolution shall be incorporated into such Approval Annual Plan. Notwithstanding the foregoing, in the event Lessee fails to respond with any objections to a Proposed Annual Plan within 30 days after submittal by Manager, then such Proposed Annual Plan shall be deemed not approved.

(v) The meeting of targets within each of the Approved Budgets may be used to determine Hotel employee bonuses and compensation; however, the Incentive Management Fee paid to Manager is based solely on the formula described in Section 3.2 and the Incentive Management Fee shall not be adjusted based on Manager successfully meeting targets in any Approved Budget.

(d) Variance from Approved Budget. Manager may, without Lessee’s approval, make aggregate expenditures in any Fiscal Year which exceed an Approved Budget, provided that such excess does not exceed such expenditures as provided in such Approved Budget by more than 5% (the “5% Limitation”). In addition, Manager may expend in excess of such 5% Limitation under the following circumstances (provided such expenditures are reasonable in nature and amount and are a direct result of such circumstances):

(i) as the result of increased costs due to increased occupancy rates above the assumptions set forth in such Approved Budget or Lessee’s Reports (or other information) provided by Manager to Lessee; or

(ii) as the result of an emergency, as described in Section 5.6, or

(iii) as the result of weather related costs or increases in the cost of utilities based upon changes in utility rates.

The provisions of this Section 6.2(d) shall operate notwithstanding the provisions of Section 6.2(c) above, or anything to the contrary contained elsewhere in this Agreement, Manager shall promptly notify Lessee of any expenditures that have been or are expected to be made in excess of an Approved Budget pursuant to this Section 6.2(d) and of the reasons therefor. Inclusion of such information in the Lessee’s Report will satisfy this notice requirement.

(e) Revised Budget. In addition to the additional amounts Manager may expend pursuant to Section 6.2(d) above, Lessee and Manager acknowledge and agree that there may occur from time to time unpredicted significant changes, variables or events affecting the operation of a Hotel, including unanticipated changes in occupancy rates, market conditions, or additional unanticipated items of income or expense. In such event, Manager may request variance(s) from an Approved Budget, which are reasonable and necessary to continue to operate such Hotel in accordance with the Operational Standards. Lessee’s approval of such a request shall not be unreasonably withheld. Any such request by Manager shall be submitted to Lessee in writing with an explanation thereof and shall be accompanied by supporting information for the request. Lessee shall respond to any such request within 30 days of the receipt thereof. Notwithstanding the foregoing, in the event Lessee fails to respond within 30 days after submittal by Manager, then the request shall be deemed not approved.

(f) Reasonable Efforts. Manager agrees to use all reasonable efforts to operate each of the Hotels within the applicable Preliminary Operating Budgets and the applicable Approved Budgets and in a manner designed to maximize Net Operating Income.

(g) Consultation. At the time of the review by Lessee with Manager of the Proposed Annual Plans and at any additional meetings during the Fiscal Year reasonably called by Lessee and Manager, Manager shall, as necessary, consult with Lessee concerning any material changes Manager is contemplating with respect to its policies concerning management of the Hotels, sales, room rates, wage scales, personnel, general operating procedures, economics and operation and other matters affecting the operation of the Hotels.

6.3 Funding; Bank Accounts.

(a) Funds necessary to pay for all Operating Costs and Lessee’s Costs relating to each Hotel shall be paid from such Hotel’s Total Revenues, the Tax and Insurance Fund, and from the FF&E/Capital Improvement Reserve Fund. The performance of all activities by

Manager hereunder shall be on behalf, and for the account, of Lessee. Accordingly, Manager shall be authorized to pay any Operating Costs and Lessee’s Costs out of the Bank Account.

(b) With respect to each Hotel, Manager shall establish in the name of Lessee, with Lessee’s tax identification number, and for Lessee’s account such bank accounts (the accounts for each individual Hotel are collectively referred to as the “Bank Account”) as Manager deems necessary for the operation of such Hotel at a bank or banks approved by Lessee into which all funds advanced to such Hotel by Lessee or otherwise derived from the operation of such Hotel shall be deposited. The parties shall mutually cooperate to minimize the amount of idle cash on deposit in the Bank Account.

(c) The Bank Account shall provide that Lessee and Lessee’s designees shall be the only parties authorized to draw upon the Bank Account. For manual checks written by on-site employees at such Hotel, Lessee’s designees shall include two employees of Manager who must both be signatories on any checks from the Bank Account. For checks generated through an automated system at Manager’s home office, only one signature of an employee of Manager shall be required.

(d) Lessee shall have the sole authority to change the authorized Bank Account signatories (including the employees of Manager).

(e) Any and all monies received from the operation of each Hotel shall pass through the Bank Account. Manager agrees to handle such Bank Account as may be required by the terms of any loan or financing documents on such Hotel, including the establishment of a separate reserve account if so required, upon reasonable notice from Lessee. Nothing herein contained shall be construed to deprive Manager of the right to maintain petty cash funds at a Hotel and to make payments therefrom pursuant to the standard practices employed in the hospitality industry; provided Manager shall make a complete accounting for the same as required under this Agreement.

6.4 Cash Management. Manager shall manage all cash balances from the operation of each Hotel and may invest the same on behalf of Lessee, from time to time, as reasonably determined by Lessee. Any investments made pursuant to this Section 6.4 shall be made in compliance with Manager’s investment policy (“Investment Policy”) (the primary objective of which is the preservation of principal). The Investment Policy expressly limits Manager’s investment options hereunder to the following: (a) obligations of the United States government, (b) commercial paper rated A1/P1, (c) money market mutual funds with daily liquidity options and having an asset value of $50 million or more, and (d) commercial bank instruments issued by federally insured banks with at least $1 billion in total assets.

6.5 Reimbursement of Out-of-Pocket Expenses.

(a) It is agreed that Lessee shall reimburse Manager and its Affiliates for actual, reasonable and necessary out-of-pocket costs which they shall incur as an Operating Cost in connection with the performance of this Agreement (collectively, the “Reimbursed Expenses”). Such reimbursements shall be in addition to the Management Fee.

(b) Reimbursed Expenses may include, without limitation, reasonable travel, meals, lodging, entertainment, telephone, electronic communication, postage, air express, costs of recruitment (including applicable agent’s fee) and other incidental expenses; provided that, none of the foregoing expenses shall be for items of administrative overhead of Manager.

(c) Initially, Manager shall be entitled to reimbursement of Reimbursed Expenses with respect to each Hotel from the Bank Account of such Hotel at the time incurred and such Reimbursed Expenses shall be reported in detail in the Lessee’s Report as provided for in Section 6.1(e). However, Lessee, at its election, may in the future implement a procedure requiring that Reimbursed Expenses be submitted to Lessee for prior written approval, such approval not to be unreasonably withheld or delayed, and then reimbursed from such Bank Account promptly following such prior written approval.

ARTICLE 7

DISBURSEMENTS

7.1 Disbursement of Funds. All funds derived from the operation of each Hotel shall be deposited into the respective Bank Account created pursuant to the requirements of Section 6.3. With respect to each Hotel, there shall in turn be disbursed by Manager for and on behalf of Lessee, funds from such Hotel’s Bank Account toward the following items, as they relate to such Hotel, to the extent available (with appropriate reserves established to provide for items payable less frequently than monthly) in the following order of priority (provided that, the priority shall be altered to the extent necessary to comply with the requirements of any Permitted Mortgage):

(a) all Operating Costs, including the Base Management Fee, charges for Additional Services, and all Reimbursed Expenses;

(b) payment of emergency expenditures as provided under Section 5.6;

(c) all real and personal property taxes and assessments due and payable;

(d) premiums on general liability insurance and premiums for other insurance pursuant to Article 9 and Schedule 3;

(e) if instructed by Lessee, debt service on any Permitted Mortgage;

(f) rental payments pursuant to any existing ground lease or capital leases, including any and all charges for common area maintenance or owners’ association dues; and

(g) all Lessee’s Costs not otherwise expressly set forth above.

7.2 Lessee’s Distribution. After the disbursements pursuant to Section 7.1, Net Operating Income shall be disbursed monthly to Lessee; provided that, Lessee in its sole discretion may direct that a balance be left in the Bank Account to fund future Operating Expenses. Notwithstanding that Manager is authorized to and shall make the disbursements set forth above to the extent funds are available. It is understood that Lessee will be solely liable for

(i) all Operating Costs, and (ii) all sales taxes, excise taxes, or other taxes which may be assessed by any taxing authority with respect to the Hotels or the operation thereof.

ARTICLE 8

FRANCHISE

8.1 Selection by Lessee.

(a) On or prior to the Commencement Date Lessee shall have entered into the Franchises. During the remainder of the Term, each Hotel shall operate under the respective Franchise set forth on Schedule 1 or any subsequent Franchise selected by Lessee. Each Hotel shall be operated under the respective trade names set forth on Schedule 1 (each, a “Trade Name”) or under another Trade Name that is consistent with any subsequent franchise arrangement.

(b) Manager shall from time to time notify Lessee in writing of any deficiencies of any Hotel under its Franchise.

(c) Subject to funds being available made available by Lessee, Manager shall be obligated to comply with any product improvement plan, operating standards changes, or other requirements of each Franchise, as may be imposed from time to time, as an Operating Cost or Capital Expenditure, as appropriate.

(d) All costs, fees, royalties and expenses due and payable under a Franchise shall be paid as Operating Costs.

8.2 Definition of Marks. As used herein, “Marks” shall mean the Trade Names and any other name, service marks, trademarks, slogans and the like (including all improvements and additions whenever made to or associated with any thereof by the parties or anyone else) now or hereafter used by Manager pursuant to the Franchises.

8.3 Rights Upon Termination of a Franchise. Upon any termination or expiration of any Franchise for any reason whatsoever, unless Lessee or OP enters into a separate franchise with respect to the use of the Trade Names in connection with the applicable Hotel, Manager shall cause each affected Hotel to immediately cease all uses of its Trade Name and Marks and shall remove from each affected Hotel, cover or otherwise conceal, any signs containing the Marks and, within 30 days following such termination or expiration, cease to use any Operating Equipment, Operating Supplies, inventory, supplies or any other materials containing the Marks and perform any other activity required by the franchisor upon the termination of such Franchise.

ARTICLE 9

TAXES AND INSURANCE

9.1 Property Taxes.

(a) Manager shall pay all Property Taxes, unless disbursed by Mortgagee, on behalf of Lessee not less than ten (10) days prior to the applicable due dates and promptly furnish Lessee with proof of payment of Property Taxes. Property Taxes relating to each Hotel will be paid from the applicable Tax and Insurance Funds. Manager shall be responsible for complying with the policies and procedures of Mortgagee for release of the funds for payment of Property Taxes from each Tax and Insurance Fund, as applicable.

(b) Manager shall from time to time advise Lessee of the desirability of contesting the validity or amount of any Property Tax. Lessee may, whether or not Manager so recommends, pursue a tax contest, and Manager agrees to cooperate therewith. Costs and expenses incurred by Lessee and Manager in connection with a tax contest shall be Operating Expenses.

9.2 Insurance Coverage.

(a) Lessee shall procure and maintain insurance coverage as set forth on Schedule 3. Manager may from time to time submit proposals to Lessee whereby Manager will procure and maintain insurance coverage to be provided by Lessee, and Lessee may accept or reject any such proposals in Lessee’s discretion.

(b) Manager shall procure and maintain insurance coverage to be provided by Manager as set forth on Schedule 3.

(c) Except as otherwise directed by Lessee, payment for all such insurance coverage shall be from the Tax and Insurance Funds, to the extent permitted under the Permitted Mortgages, and otherwise from the Bank Accounts.

(d) In connection with all significant construction at any Hotel, Lessee or Manager (whichever is the contracting party) will cause the general contractor to maintain, with a reputable insurer, Builder’s Risk and General Liability insurance.

9.3 Insurance Policies.

(a) All insurance provided for under this Article 9 shall be effected by policies issued by insurance companies of good reputation and of sound financial responsibility and shall meet the requirements of any Permitted Mortgage and be subject to Lessee’s approval.

(b) Certificates of Insurance shall be delivered to Lessee and Manager on or before the Commencement Date. All insurance policies shall be renewed, and proof of such renewals shall be delivered to Lessee and Manager at least ten (10) days prior to their respective expiration dates.

(c) All insurance policies under Section 9.2 shall be written in the name of Lessee, Mortgagee (if any) and any other appropriate parties designated by Lessee or Manager being named thereon as additional insureds (as their respective interests may appear), except for workers’ compensation insurance and other insurance with respect to which it is impractical and inappropriate to name other parties as additional insureds.

(d) All casualty insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption losses shall be made payable to Lessee, the Mortgagee, as their interests may appear, unless otherwise required by any

Mortgagee. All such policies of insurance shall also be endorsed specifically to the effect that such policies shall not be canceled or materially changed without at least 30 days prior written notice to Lessee, the Mortgagee(s) and Manager. Each party shall use all reasonable efforts to cause any policy which it is responsible to obtain to provide that the insurer shall not have any rights of subrogation to any claim which either party hereto may have or acquire against the other. Neither Lessee nor Manager shall have any claim against the other with respect to the failure of any insurance carrier to provide the coverage or protection placed with such carrier as contemplated by this Agreement.

(e) Certificates of Insurance (and copies of policies, to the extent required) shall be sent to Manager and to Lessee at their respective addresses set forth in Article 14 hereof and to the Mortgagee(s) at such addressees as the Mortgagee(s) shall designate.

(f) All coverage limits and deductible amounts set forth in Schedule 3 shall be reviewed by Lessee and Manager from time to time for the purpose of determining the coverage limits and deductible amounts then appropriate for properties similar in type and construction to the Hotels and for the nature of the business being conducted. Manager and Lessee shall cooperate in good faith to arrive at an agreement on such matters.

ARTICLE 10

INDEMNIFICATION

10.1 Liabilities; Indemnification; Third Parties.

(a) Except as provided for below, all debts and liabilities arising in the course of business of the Hotels or otherwise in connection with the use, occupancy or operation thereof (including, without limitation, all such liabilities under or with respect to environmental laws, hazards or claims) during the Term are and shall be the obligation of Lessee. Manager shall not be liable or otherwise responsible for any such debts or liabilities by reason of its management, supervision and operation of the Hotels during such Term, including, without limitation, work-related injury claims which may have been incurred, but have not been received by Manager or, if applicable, Lessee as of the termination thereof.

(b) Notwithstanding the provisions of paragraph (a), Manager shall be liable for any such debt or liability that arises because of Manager’s breach of this Agreement, fraud, gross negligence or willful misconduct.

(c) Manager shall defend, indemnify and hold harmless Lessee and its Affiliates, and their respective agents, officers, employees, directors and shareholders, from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys’ fees and expenses (all of the foregoing being referred to as “Losses”), arising from any matter for which Manager is responsible under this Agreement, but only but only to the extent such Losses are caused by Manager’s breach of this Agreement, fraud, gross negligence or willful misconduct (excluding, however, any such loss, cost, liability, expense or claim covered by insurance maintained in accordance with this Agreement).

(d) Except as to specific acts or omissions for which Manager is liable under paragraph (b), or for which Manager has agreed to indemnify Lessee in paragraph (c) above, Lessee hereby agrees to defend, indemnify and hold Manager and its Affiliates, and their respective agents, officers, employees, partners, members, directors and shareholders, harmless from and against Losses occurring out of or by reason of this Agreement or otherwise arising in connection with the ownership, use, occupancy or operation of the Hotels (excluding, however, any such loss, cost, liability, expense or claim covered by the insurance required to be maintained in accordance with this Agreement).

(e) No person or entity shall be deemed to be a third party beneficiary of any term or provision of this Agreement, including, without limitation, the terms and provisions of this Section 10.1, and no person or entity shall have any rights of subrogation or similar rights under this Section 10.1, other than Affiliates of Lessee and Manager, respectively, entitled to indemnification pursuant to the provisions of this Article 10. All indemnification obligations under this Agreement and the provisions of this Article 10 shall survive the expiration and any termination of this Agreement.

ARTICLE 11

CASUALTY AND CONDEMNATION

11.1 Casualty.

(a) If, during the Term, any Hotel incurs minor damage by fire, casualty or other cause, Manager shall, with all reasonable diligence, repair or replace the damaged portion of such Hotel to the reasonably same condition as existed previously. Manager shall comply with the terms and conditions of any insurance policy and with any Permitted Mortgage to obtain the proceeds from the insurance described in Article 9 which insurance shall be applied to such repairs or replacements.

(b) In the event damage or destruction to any Hotel from any cause materially and adversely affects the operation of such Hotel, Lessee shall promptly commence and complete repairing, rebuilding or replacement of such Hotel to substantially the same character as existed prior to the damage or destruction provided replacement is justified in comparison to the anticipated profitability of such Hotel during the remaining Term, and provided that the available insurance proceeds (plus the amount of the deductible with respect thereto) permit such repair, rebuilding or replacement. In the event Lessee chooses to not undertake the repairs, rebuilding or replacements specified above, this Agreement shall terminate with respect to such affected Hotel without the payment of the Early Termination Fee or other penalty of any kind.

11.2 Condemnation.

(a) In the event all or substantially all of any Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of any Hotel shall be so taken, but the result is that it is uneconomic to continue to operate such Hotel as a hotel of the same character and class, this Agreement shall terminate with respect to such affected Hotel without the payment of the Early Termination Fee or other penalty of any kind.

Lessee shall have the sole right to any condemnation award. Schedule 1 shall be modified accordingly to delete reference to such Terminated Hotel and this Agreement shall otherwise continue in full force and effect with respect to the non-Terminated Hotels.

(b) In the event a portion of any Hotel shall be taken by the events described in Section 11.2(a) or an entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate such Hotel, this Agreement shall not terminate. However, provided that Lessee determines that the cost of repair, rebuilding or replacement is justified in comparison to the anticipated profitability of such Hotel during the remaining term of this Agreement, so much of any award for any such partial taking or condemnation as shall be necessary to render such Hotel equivalent to its condition prior to such event shall be used for such purpose; the balance of such award, if any, shall be paid to Lessee.

11.3 Business Interruption Insurance. Any proceeds from business interruption insurance payable to Lessee or Manager hereunder, including, without limitation, payments made in connection with, or with respect to periods before or after, the termination of this Agreement pursuant to Sections 11.1 or 11.2, shall be (except as required by any Permitted Mortgage) fairly and equitably apportioned between Lessee and Manager in accordance with their respective interests and equities to the end that the fair value of Manager’s expectable compensation under this Agreement for the period covered by such business interruption insurance shall be paid to Manager, but any sum paid to Manager shall not exceed the compensation payable to Manager if this Agreement had been terminated without cause as contemplated by Section 12.2(a)(i) (including Manager’s right to any Early Termination Fee).

ARTICLE 12

DEFAULT AND TERMINATION

12.1 Events of Default. It shall be an event of default hereunder (an “Event of Default”) if any one or more of the following events shall occur:

(a) Subject to the terms of Article 18 below, if either party shall fail to timely perform any of its duties and obligations under, or shall otherwise breach the terms of, this Agreement; or

(b) If either party shall do any of the following:

(i) voluntarily or involuntarily be dissolved (except that if either party is a partnership and is dissolved solely by reason of the death, insanity, disappearance, bankruptcy or lack of legal capacity of one or more of its general partners and its remaining partners, within 60 days, elect, pursuant the partnership agreement of such partnership to continue such partnership’s business, then such party shall not be considered as “dissolved” for the purposes hereof);

(ii) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets;

(iii) file a voluntary petition in bankruptcy or otherwise voluntarily avail itself of any federal or state laws for the relief of debtors;

(iv) admit in writing its inability to pay its debts as they become due;

(v) make a general assignment for the benefit of creditors;

(vi) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law or file an answer admitting the material allegations of any petition filed against it in any bankruptcy, reorganization or insolvency proceeding;

(vii) be the subject of an order, judgment or decree entered by any court of competent jurisdiction, in the application of any one or more creditors of such party adjudicating it a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of its assets, and such order, judgment or decree shall become final.

12.2 Termination.

(a) Termination Not for Cause.

(i) Termination by Lessee. Notwithstanding anything to the contrary contained herein, Lessee may terminate this Agreement in its entirety and/or with respect to any Hotel without cause, prior to the expiration of the Term upon at least sixty (60) days prior written notice to Manager, in which event Lessee shall pay to Manager, on the effective date of such termination (“Early Termination Date”) and as full compensation to Manager with respect to the Terminated Hotels, the following amounts (collectively, the “Early Termination Fee”):

(1) If the Early Termination Date occurs prior to the first anniversary of the Commencement Date, an amount equal to (a) the Average Base Management Fee related to the Terminated Hotels, multiplied by (b) twenty- four (24); or

(2) If the Early Termination Date occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, an amount equal to the product of (a) the Average Base Management Fee related to the Terminated Hotels multiplied by (b) twelve (12); or

(3) If the Early Termination Date occurs on or after the second anniversary of the Commencement Date but prior to the fifth anniversary of the Commencement Date, an amount equal to the product of (a) the Average Base Management Fee related to the Terminated Hotels multiplied by (b) six (6); or

(4) If the Early Termination Date occurs after the fifth anniversary of the Commencement Date, the early termination fee shall be $0.

Notwithstanding the date specified for termination in such termination notice, Lessee may delay the Early Termination Date in its entirety or with respect to any Terminated Hotel for a period of up to one year from the date of delivery of such notice in order to transition the management services. In the event Lessee desires to so delay termination, Lessee shall provide notice thereof to Manager prior to the date that is thirty (30) days prior to the date specified for termination in

Lessee’s termination notice. Thereafter, Lessee may terminate this Agreement (in its entirety or with respect to any Hotel specified in Lessee’s initial termination notice) on thirty (30) days prior notice to Manager.

(ii) Termination by Manager. Except as provided below, Manager may terminate this Agreement in its entirety, without cause, prior to the expiration of the Term upon at least one hundred eighty (180) days notice to Lessee; provided that Lessee may elect to delay such termination in its entirety or with respect to any Terminated Hotel for a period of up to one hundred eighty (180) days from the date of termination specified in Manager’s notice to Lessee in order to transition the management services. In the event Lessee desires to so delay termination, Lessee shall provide notice thereof to Manager prior to the date that is thirty (30) days prior to the date specified for termination in Manager’s notice to Lessee. Thereafter, Lessee may terminate this Agreement on thirty (30) days prior notice to Manager. During such extension period Lessee shall continue to pay Manager its Base Management Fee hereunder, but in no event shall Lessee be liable for the payment of any Early Termination Fee, with respect to such Terminated Hotels. In the event Manager exercises its rights under this Section 12.2(a)(ii), Manager shall forfeit all accrued and unpaid Incentive Management Fees hereunder and all unvested Newco Restricted Shares shall be terminated as of the date of delivery of the termination notice to Lessee. No Incentive Management Fees shall accrue after the delivery of such termination notice to Lessee. Notwithstanding anything to the contrary contained herein, any termination of this Agreement by Manager pursuant to this Article 12, shall not relieve Manager of its obligations under Section 13.1, which shall continue to survive in accordance with the terms thereof.

(b) Performance Based Termination. With respect to the Fiscal Year ending December 31, 2004 (“FY04”), in the event EBITDA of any Hotel for FY04 is less than ninety-five percent (95%) of such Hotel’s EBITDA for the twelve months ended January 31, 2004, Lessee may terminate this Agreement with respect to such Hotel, upon at least ninety (90) days prior notice. With respect to each Fiscal Year ending after December 31, 2004, in the event that as of the end of any Fiscal Year EBITDA of any Hotel is less than ninety percent (90%) of the EBITDA thereof as specified in the Three Year Plan for such Fiscal Year, Lessee may terminate this Agreement with respect to such Hotel, upon at least ninety (90) days prior notice. In the event Lessee and Manager have not mutually agreed on terms of the Three Year Plan for any period commencing on or after January 1, 2008, the target EBITDA for such period to be used in determining whether they condition set forth above has been satisfied shall be deemed to equal the amount therefor set forth in the Model. Notwithstanding the date specified for termination in any such termination notice, Lessee may delay the date of such termination with respect to any Terminated Hotel for a period of up to one year from the date of delivery of such notice in order to transition the management services. In the event Lessee desires to so delay termination, Lessee shall provide notice thereof to Manager prior to the date that is thirty (30) days prior to the date specified for termination in Lessee’s termination notice. Thereafter, Lessee may terminate this Agreement with respect to such Terminated Hotel on thirty (30) days prior notice to Manager. In no event shall Lessee be liable for the payment of any Early Termination Fee with respect to any termination pursuant to this Section 12.2(b).

(c) Termination Upon Manager Change of Control. Manager shall notify Lessee of any proposed Manager Change of Control no later than sixty (60) days prior to the occurrence thereof. Lessee shall have the right (exercisable by the giving of written notice to Manager) to terminate this Agreement immediately upon a Manager Change of Control. Such notice shall specify a date of termination that is up to one year from the date of delivery of such notice. Notwithstanding the foregoing, Lessee may terminate this Agreement on a date prior to the date specified in such notice; provided Lessee gives thirty (30) days prior notice to Manager. In no event shall Lessee be liable for the payment of any Early Termination Fee with respect to any termination pursuant to this Section 12.2(c).

(d) Termination Upon an Event of Default.

(i) Upon the occurrence of any Event of Default under Section 12.1(a) by or with respect to one of the parties hereto (the “Defaulting Party”), the other party hereto (the “Non-Defaulting Party”) shall have the right (exercisable by the giving of written notice to the Defaulting Party) to terminate this Agreement, in whole, or, at the election of the Non-Defaulting Party, with respect to any Hotel subject to such breach, if the Defaulting Party fails to remedy such Event of Default within ten (10) days after its receipt of notice to remedy if such default relates to the payment of a sum of money and, in all other cases, within 90 days after its receipt of notice to remedy; provided, however, that if such Event of Default be of a non-monetary nature and if it cannot reasonably be remedied within such 90 day period, then such 90 day period shall be deemed to be extended for such additional period as may reasonably be required to remedy the same if the Defaulting Party shall promptly commence to remedy upon receipt of notice from the Non-Defaulting Party and shall continue therewith with due diligence.

(ii) With respect to the occurrence of an Event of Default under Section 12.1(b), this Agreement shall terminate, in whole, or, with respect to any Hotel subject to such breach, at the election of the Non-Defaulting Party, upon such occurrence, or at any time after such occurrence provided such Event of Default has not been remedied.

(iii) In the event of termination by Lessee pursuant to this Section 12.2(d), such notice shall specify a date of termination that is up to one year from the date of delivery of such notice. Notwithstanding the foregoing, Lessee may terminate this Agreement on a date prior to the date specified in such notice; provided Lessee gives thirty (30) days prior notice to Manager. In no event shall Lessee be liable for the payment of any Early Termination Fee with respect to any termination pursuant to this Section 12.2(d).

(e) Additional Rights. Upon any breach or wrongful termination hereof, in addition to the termination rights provided for above, (i) Manager shall be entitled to seek its actual damages including payment for unpaid Management Fees and Reimbursable Expenses, (ii) Lessee may seek its actual damages, and (iii) either party may exercise any other right or remedy available at law or in equity.

12.3 Hotel Reservations/Group Contracts Honored. Upon termination of this Agreement, in whole, or with respect to one or more Terminated Hotels, for any reason, Lessee agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Manager in the ordinary and normal course of business, for dates subsequent to the date of termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after the date of termination of this Agreement.

12.4 Post-Termination Matters: Reimbursements to Manager. Upon any termination or expiration of this Agreement, in whole, or with respect to one or more Terminated Hotels, for any reason whatsoever (including, without limitation, pursuant to Section 12.2 above), Manager and Lessee expressly agree that all records pertaining to the Terminated Hotels shall remain intact including the financial records, documents, correspondence or other materials proprietary to such Terminated Hotels. Manager shall have the right to make copies of its proprietary and non-proprietary files and information relating to its management of the Hotels. Upon such termination or expiration, within 20 days of billing thereof, Lessee shall pay to Manager, in addition to any other amounts due pursuant to this Agreement (i) Manager’s reasonable out-of-pocket costs incurred by reason of requests by Lessee for assistance after termination of this Agreement and not otherwise reasonably expected of Manager in the orderly termination of its operations at such Terminated Hotels, (ii) any unpaid fees and other charges and reimbursements due Manager hereunder, and (iii) to the extent reasonable and consistent with Manager’s standard practices and industry standards, termination-related employee expenses, including payments of accrued and earned sick and vacation time, pension, bonus and other termination payments due to employees.

12.5 Post-Termination Matters; WARN Act. In the event that Lessee elects or is required to close any Hotel, Manager shall be responsible for compliance with WARN Act, but Lessee shall reimburse Manager for any penalties, fines or expenses caused by the fault of Lessee. Lessee shall not reimburse Manager for penalties, fines, or expenses caused by Manager’s failure to comply with WARN Act requirements through the fault of Manager. This Section 12.5 shall survive the expiration or termination of this Agreement.

12.6 Extension of Date of Termination. Notwithstanding anything to the contrary contained in this Agreement, the date of termination of this Agreement, other than upon expiration pursuant to Section 2.2, shall be extended so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than 15 days plus the number of days, if any, Manager is required to give its employees advance notice of termination of employment as required by the WARN Act, or any similar federal or state statute.

12.7 Automatic Termination. Notwithstanding anything to the contrary provided herein, this Agreement shall become effective on the Commencement Date. In the event that the Commencement Date shall not have occurred on or prior to August 31, 2004, this Agreement shall be void ab initio and of no force or effect.

ARTICLE 13

ADDITIONAL AGREEMENTS OF MANAGER

13.1 Noncompetition.

(a) During the Term and continuing for a period of eighteen months after the expiration or termination thereof (the “Noncompetition Period”), Manager will not (without Lessee’s prior written consent) directly or indirectly own, operate, manage, control, lease (or participate in ownership, operation, management, control or leasing of) any other hotel that is in competition with any Hotel. Without limiting the foregoing, any hotel within the radius from the perimeter of any Site as specified on Schedule 5 shall be deemed to be in competition with a Hotel.

(b) Without limiting Section 13.1(a), during the Noncompetition Period, Manager shall not directly or indirectly operate, manage, control or lease (or participate in operation, management, control or leasing of) any other hotels owned by a real estate investment trust or public company principally engaged in the business of owning, operating, managing or leasing hotels, other than the Holiday Inn Select Garland Texas.

(c) In the event that any of the provisions of this Section 13.1 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(d) This Section 13.1 shall continue to survive for a period of one year following the date of expiration or earlier termination of this Agreement, and as to any termination (other than termination of this Agreement in its entirety) pursuant to Section 12.2 relating to any Terminated Hotel(s), this Section 13.1 shall continue to survive with respect to such Terminated Hotel(s) for a period of one year from the date of such termination and shall otherwise continue to survive with respect to the non-Terminated Hotels in accordance with its terms. Notwithstanding the foregoing, in the event Lessee terminates this Agreement in whole or in part, pursuant to Section 12.2(a)(i) the following shall apply: (A) if this Agreement is terminated in its entirety pursuant to Section 12.2(a)(i)(1), then this Section 13.1 shall continue to survive for a period of eighteen months from the date of such termination; and (B) if this Agreement is terminated with respect to any Hotel(s) (but not in its entirety) pursuant to Section 12.2(a)(i)(1), then this Section 13.1 shall continue to survive with respect to such Terminated Hotel(s) for a period of eighteen months from the date of such termination and shall otherwise continue to survive with respect to the non-Terminated Hotels in accordance with its terms.

(e) Notwithstanding Section 13.1(d), the restrictions set forth in Section 13.1(a) shall terminate as to any Terminated Hotel upon the sale or transfer of such Terminated Hotel to a non-Affiliate of Lessee.

13.2 Right of First Offer.

(a) Prior to consummating any Asset Purchase, Asset Sale, or Joint Venture (a “Transaction”), Manager shall give written notice to Lessee of such Transaction, including a reasonable description of the material terms thereof (the “Transaction Notice”). Lessee shall have fifteen (15) days after receipt of the Transaction Notice (the “Exercise Period”) to elect, (A) in the case of an Asset Sale by Manager, to purchase not less than one hundred percent (100%) of the Target Asset on substantially the same terms and conditions set forth in the applicable Transaction Notice, or (B) in the case of a Joint Venture, to participate with Manager in such Joint Venture in equal shares or interests, subject to substantially the same terms and conditions applicable to Manager in such Joint Venture, and/or to participate as any JV

Counterparty therein on substantially the same terms as set forth in such Transaction Notice. If prior to the end of the Exercise Period, Lessee elects to participate in such Transaction as provided in the previous sentence, then Manager and Lessee shall negotiate the terms of a definitive agreement(s) governing the Transaction for not greater than forty-five (45) days following the end of the Exercise Period (the “Negotiation Period”); provided, however, that the Negotiation Period shall be extended for the length of time necessary to account for any delays in executing any definitive agreement caused by circumstances outside the reasonable control of Lessee, including, without limitation, delays caused by or attributable to Manager, any third party or any government rule or regulation. If following the expiration of the Negotiation Period, no definitive agreement has been executed with respect to the Transaction, Manager shall be entitled, without Lessee’s participation, to consummate the Transaction with a third party on substantially the same terms and conditions set forth in the Transaction Notice for a period of one (1) year following the expiration of the Negotiation Period. If such Transaction is not consummated within such one (1) year period, the rights of Lessee pursuant to this Section 13.2 shall be reinstated with respect to such Transaction. For purposes of this Section 13.2, “Lessee” shall include any Affiliate thereof.

For purposes of this Section 13.2, the following terms shall have the respective meanings set forth below:

“Asset Purchase” shall mean the purchase, acquisition or assumption of any interest in hotel properties or related assets or operations, hotel leases, or any interest in a loan or loan portfolio the underlying asset(s) of which consists primarily of hotel properties (such interest(s), collectively, “Applicable Assets”).

“Asset Sale” shall mean the sale, transfer, disposition or assignment of Applicable Assets.

“Joint Venture” shall mean a joint venture, partnership, coinvestment or similar transaction involving equity and/or debt concerning any or all of the development, acquisition, operation, ownership or disposition of Applicable Assets. Each counterparty to a Joint Venture shall be referred to as a “JV Counterparty.”

“Target Asset” shall mean the Applicable Assets in any Asset Purchase or Asset Sale.

(b) This Section 13.2 shall continue to survive any termination pursuant to Section 12.2, other than a termination of this Agreement in its entirety.

ARTICLE 14

NOTICES

All consents, approvals, notices or other communications provided for in this Agreement shall be in writing and delivered in person, or sent by reputable and traceable overnight delivery service or by postage prepaid Registered or Certified Mail, to the respective addresses for Lessee and Manager set forth below, until such time as written notice, as provided hereby, of a change of address with a new address to be used thereafter is delivered to the other party. Notices will be deemed delivered upon confirmation of delivery at the current notice address referenced above. Upon request, a party shall send copies of any notice or communication by ordinary mail as instructed by the other party.

All notices and other communications required or permitted to be given hereunder shall be given to the applicable party at the address set forth below:

If to Lessee, to:	Capital Lodging TRS Operations, Inc.
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: Edward J. Rohling

With a copy to:	Morgan, Lewis & Bockius LLP
300 South Grand, 22nd Floor
Los Angeles, California 90071
Attention: Steven M. Ruskin, Esq.

If to Manager, to:	Prism Hospitality, L.P.
8235 Douglas Avenue, Suite 600
Dallas, Texas 75225
Attention: ___________________

In order to facilitate communications between Lessee and Manager, the parties designate the above-referenced representatives to act pursuant to this Agreement. Upon notice to the other, the parties may, at any time, substitute or add a representative.

ARTICLE 15

RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

15.1 Relationship. Manager and Lessee shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

15.2 Further Actions. Lessee agrees to execute all contracts, agreements and documents, and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

ARTICLE 16

APPLICABLE LAW; SEVERABILITY

The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of Texas (without regard to its conflicts of laws provisions). If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by law.

ARTICLE 17

SUCCESSORS AND ASSIGNS

17.1 Assignment.

(a) Subject to Section 12.2(b), Manager, with the prior written consent of Lessee, such consent not be unreasonably withheld, shall have the right to assign from time to time this Agreement and its rights and interests hereunder (i) to any successor or assignee of Manager which may result from any merger, consolidation or reorganization with, or any sale or assignment to, any corporation, individual, partnership or other entity which shall acquire all or substantially all of Manager’s hotel management business, (ii) as security for any existing or future indebtedness of Manager or its Affiliates, and (iii) to any Affiliate of Manager. No such transfer shall relieve Manager of any of its liabilities or obligations hereunder. Any such assignee shall agree to be bound by the terms and conditions of this Agreement. Except as hereinabove provided, Manager shall not assign or in any manner sell or transfer any of its rights and interests as Manager hereunder without the prior written consent of Lessee.

(b) Lessee shall have the right, without the payment of any transfer or similar fee, to assign this Agreement as it relates to any Hotel to any Affiliate of Lessee or to any third party acquiring such Hotel. Any such assignee shall assume all obligations of Lessee under this Agreement.

17.2 Binding Effect. Subject to the restrictions on assignment set forth elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of Lessee and its successors and assigns, and shall be binding upon and inure to the benefit of Manager and its successors and assigns.

ARTICLE 18

FORCE MAJEURE

18.1 Operation of Hotels. If at any time during the term hereof it becomes necessary in Manager’s reasonable opinion to cease operation of any Hotel in order to protect such Hotel and/or the health, safety and welfare of the guests and/or employees of such Hotel for reasons including, without limitation, acts of war, insurrection, civil strife and commotion, labor unrest or acts of God (“Force Majeure”), then in such event Manager may close and cease operation of all or part of such Hotel, reopening and commencing operation when Manager, in consultation with Lessee, deems that such may be done without jeopardy to such Hotel, its guests and employees. Notwithstanding anything to the contrary contained in Article 12 or otherwise in this Agreement, any such cessation of operation (“Force Majeure Cessation”) occurring pursuant to this Section 18.1 shall not be deemed or considered an Event of Default.

18.2 Extension of Time. With respect to any obligation to be performed by a party during the Term, such party shall in no event be liable for failure to perform when prevented by any Force Majeure cause beyond the reasonable control of such party such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. Subject to Article 2 hereof, the time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such cause.

ARTICLE 19

GENERAL PROVISIONS

19.1 Authorization. Lessee represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish to the other party evidence of such authority.

19.2 Interest. Any amount payable to Manager which shall not be paid within 30 days of the date when due shall accrue interest at 1% over the “prime rate” as published in the Wall Street Journal, as the same may be changed from time to time.

19.3 Formalities. Any change to or modification of this Agreement must be in writing signed by both parties hereto. Any consent or approval required or permitted hereunder shall be made in writing by the party granting such consent or approval. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original. The captions for each Article are intended for convenience only.

19.4 Estoppel Certificate. Either party shall, at any time and from time to time, upon not less than ten (10) days prior written request from the other, execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to the requesting party, a written statement certifying (if true) (i) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that there is no outstanding notice of an Event of Default hereunder and, to the best of such party’s knowledge, no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, and (iii) such other accurate information as may be reasonably requested by the requesting party or by any of the Interested Persons (as hereinafter defined). It is intended that any such statement delivered pursuant to this Section 19.4 may be relied upon by the requesting party, any current or prospective Mortgagee or other party providing financing to Lessee or Manager (as the case may be), a prospective purchaser of any Hotel or permitted assignee of Manager’s rights and interests hereunder, and the respective successors and assigns of any of the foregoing (the “Interested Persons”).

19.5 No Representations.

(a) Lessee and Manager acknowledge there have been no representations, inducements, promises or agreements made by Manager or Lessee other than those specifically set forth herein.

(b) Financial projections, budgets or similar forecasts as may have been prepared or in the future will be prepared by Manager or its Affiliates do not take into account, nor make provisions for, any unexpected rise or decline in local or general economic conditions or other factors beyond the control of Manager. Manager and its Affiliates cannot and do not warrant or guarantee in any way such financial projections, budgets or other forecasts. Any financial projections, budgets or forecasts provided have been prepared on the basis of information available at the time of such preparation and Manager’s and its Affiliate’s experience in the hotel industry. Such financial projections, budgets and forecasts have been prepared for information only and not as an inducement for action. Lessee further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Hotels.

19.6 Not an Interest in Real Estate. This Agreement is not, and shall not be deemed or construed, at any time or for any purpose, to be or create any interest in real estate or any lien or other encumbrance of any kind whatsoever against any Hotel or the land upon which it is erected.

19.7 Independent Contractor. Lessee and Manager intend, acknowledge and agree that the relationship between Lessee and Manager pursuant to this Agreement is that of a principal and an independent contractor and that all employees and personnel necessary for the operation of the Hotels shall in every instance be the employees or independent contractors of Manager and not of Lessee. Nothing contained herein shall be deemed to constitute Lessee and Manager as partners or joint venturers. Manager hereby covenants that it will refrain from any activity that could create, or be deemed to create, a conflict of interest with Lessee in the discharge of Manager’s obligations under this Agreement.

19.8 Assistance with Proposed Sale, Financing, Refinancing. Manager shall cooperate with and assist Lessee from time to time in any attempt(s) by Lessee to sell, finance or refinance any of the Hotels. Such cooperation shall not entitle Manager to any additional compensation and Manager shall not be deemed to be acting as a broker unless Lessee and Manager enter into a separate written agreement engaging Manager as broker with respect any Hotel. Such cooperation shall include, without limitation, answering prospective purchasers’ or lenders’ questions about the Hotels or their operations. Manager shall also provide, promptly upon request by Lessee, an estoppel certificate executed by Manager certifying that no uncured default by Lessee exists under this Agreement or, if such a default exists, stating the nature thereof.

19.9 General Compliance with Laws. Manager shall operate and maintain the Hotels, in compliance with all applicable laws, statutes, ordinances, rules, regulations, requirements, orders, notices, and determinations of any federal, state or municipal authority, and the requirements of any insurance companies covering any of the risks against which the Hotels are insured. Without limiting the generality of the immediately foregoing sentence, Manager shall (i) upon request of Lessee, contract with a qualified independent contractor to prepare an inspection report on behalf of Lessee to determine whether the Hotels are in compliance with the Americans with Disabilities Act and if not in compliance, shall propose to Lessee a plan to bring any non-complying Hotels into compliance, and (ii) promptly notify Lessee of the necessity for and assist Lessee in obtaining and maintaining any and all licenses, permits, or approvals required of Lessee by any applicable federal, state or municipal authority in connection with the ownership or operation of the Hotels.

19.10 Costs of Compliance. The cost of the Hotels’ compliance with any such applicable law, statute, ordinance, rule, regulation, requirement, order, notice, or determination shall be governed by Section 5.7.

19.11 Equal Opportunity Employer. Manager represents and warrants to Lessee that Manager is an equal opportunity non-discriminatory employer. Manager and Lessee each mutually agree that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, creed, religion, handicap, sex, sexual orientation or national origin, in the lease, transfer, use, occupancy, advertising, promotion, sale, tenure or enjoyment of the Hotels or in the provision of services thereto, nor shall Lessee or Manager permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of guests.

19.12 Time. Time is of the essence of this Agreement.

19.13 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

19.14 Authority Limited. Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority to act for or represent Lessee except as herein expressly specified.

19.15 Exclusiveness of Compensation. The payments to be made to Manager hereunder shall be in lieu of all other and further compensation or commissions of any nature whatsoever for the services described herein and this Agreement shall be considered as a special agreement between the parties hereto covering the appointment and compensation of Manager to the exclusion of any other method of compensation unless otherwise agreed to in writing. Without limiting the foregoing and except for the compensation expressly set forth in this Agreement, Manager shall not be entitled to any commission, fee or other compensation upon the sale or other disposition of any of the Hotels by Lessee.

19.16 Contracts with Affiliates of Manager.

(a) Notwithstanding anything to the contrary contained herein, Lessee shall have the right to approve any contract made by Manager with any affiliate of Manager in advance of the execution of that contract. In the event any goods and services procured by Manager for the operation of the Hotels are obtained from Manager or any affiliate of Manager any such contract, purchase order or procurement shall require the prior written approval of Lessee. In any such event the amount to be paid to Manager or its affiliate as a fee for services or otherwise in connection with any such contract, purchase order or procurement shall be no greater than the fees charged by other third parties offering comparable goods and services in an arms-length transaction.

(b) An affiliate of Manager may receive a fee in connection with services and products procured, provided or performed for the Hotels, provided that Lessee first has approved in writing the provision of such services and products by such specific affiliate of Manager and that such services and products are furnished on terms and conditions competitive with those available from unaffiliated sources. Lessee may require Manager to engage vendors and services providers designated by Lessee provided the costs thereof are competitive.

19.17 Subordination. This Agreement is subordinate to all liens and mortgages existing as of the effective date of this Agreement or hereafter granted. Upon request by Lessee, Manager shall confirm such subordination in writing.

19.18 Limitation of Liability. Manager agrees that Manager shall look only to Lessee’s interest in the Hotels for satisfaction of any claim now existing or hereafter arising or accruing against Lessee, its officers, partners, shareholders, directors, agents or employees and in no event shall Lessee have any personal liability hereunder beyond the estate and interest, if any, of Lessee in the Hotels.

19.19 Limitation on Acquisition of Debt. Manager agrees that Manager shall not, without the prior written consent of Lessee, acquire any loan or debt that is secured by or related to the Hotels (including debt secured by a Permitted Mortgage). It is the intent of the parties that any opportunity to acquire any such loan or debt (at a discount or otherwise) shall be undertaken by Manager only after consultation with Lessee and with Lessee having an opportunity to participate in any such transaction. The provisions of this Section shall survive termination of this Agreement.

19.20 Eligible Independent Contractor. During the Term of this Agreement, Manager shall at all times qualify as an “eligible independent contractor” (an “Eligible Independent Contractor”) within the meaning of Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end, Manager covenants that, during the Term of this Agreement:

(a) Manager shall not conduct or permit wagering activities at any of the Hotels;

(b) Manager shall not own (within the meaning of Section 856(d)(5) of the Code) more than thirty percent (30%) of the outstanding stock of Newco;

(c) No more than thirty percent (30%) of the partnership interests in Manager (determined by reference to interests in either the capital or net profits of Manager) shall be owned (within the meaning of Section 856(d)(5) of the Code) in the aggregate thirty percent (30%) or more of the outstanding stock of Newco;

(d) Manager (or a person who is a “related person,” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”), with respect to Manager) shall be actively engaged in the trade or business of operating “Qualified Lodging Facilities,” as defined below, for one or more persons who are not Related Persons with respect to Newco or Lessee (“Unrelated Persons”). For purposes of determining whether the requirements of this Section 19.20(d) have been met, Manager shall be treated as being actively engaged in such a trade or business if Manager (i) derives at least ten percent (10%) of both its profits and revenues from operating Qualified Lodging Facilities for Unrelated Persons, or (ii) complies with any regulations or other administrative guidance under Section 845(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary for Manager to qualify as an Eligible Independent Contractor;

(e) For purposes of this Section 19.20, a “Qualified Lodging Facility” means a Lodging Facility, as defined below, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is fully authorized to engage in such activities at or in connection with such facility. A “Lodging Facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners who are Unrelated Persons.

19.21 Modifications. Manager agrees to amend and/or modify the terms and conditions of this Agreement as may be requested by Lessee to the extent such amendments and/or modifications (i) are necessary or appropriate to provide that the provisions of this Agreement appropriately reflect the ownership structure through which the Hotels are held, and (ii) do not adversely affect Manager’s economic benefits hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of ____________, 2004.

LESSEE:

CAPITAL LODGING TRS OPERATIONS, INC.

By:

Name:

Title:

.

MANAGER:

Prism Hospitality, L.P.
a Texas limited partnership

By:	Prism Hospitality Management, L.L.C.
a Texas limited liability company

By:	Prism Hotel Partners, L.P.
a Texas limited partnership
Its: sole managing member

By:	Prism Hotel Partners G.P., Inc.
a Texas corporation
Its: sole general partner

By:

Name:

Title:

:

[Signature Page to Management Agreement]